EXHIBIT 10.7
[Date]

«First_Name_»«Last_Name_»

Dear «First_Name_»:

On behalf of all our stakeholders, I want to thank you for the important role you play in Pfizer’s continued success. I am pleased to inform you that Pfizer’s Compensation Committee of the Board of Directors approved the following [Date] grant for you under Pfizer’s Executive Long-Term Incentive Program (“Program”).

Award Type	Grant Price	Shares (#)	Dates

5-Year Total Shareholder Return Units (“5-YR TSRUs”)	[$XX.XX]	[#TSRUs]	Grant Date – [Date] Vesting Date – [Date] Settlement Date – [Date]
Performance Share Awards (“PSAs”)	N/A	[#PSAs]	Grant Date – [Date] Vesting Date – [Date] Performance Period: [Date] through [Date]

Your awards are contingent upon your acceptance by [Date] of the terms and conditions in the Grant Agreements including the restrictive covenant provisions set forth therein and a separate Agreement that includes a non-competition provision. Additional information about your grant is included in the Executive Points of Interest (POI) document and Amended and Restated Pfizer Inc. 2019 Stock Plan (the 2019 Stock Plan) which are posted on Fidelity NetBenefits and on Fuse: Document Library Stock Awards. The Grant Agreements and POI document provide you with more detailed information about your grant and contain general information about the Program, applicable income tax consequences, and points of contact. This long-term incentive grant is governed by the terms and conditions set forth in this letter and the Grant Agreements, POI document and 2019 Stock Plan. It is important for you to read these materials.
New for 2025, to accept the annual grants noted above and the terms and conditions of the grants; (1) log on to your Fidelity NetBenefits account and follow the steps to take action and accept your awards by [Date], and (2) accept/sign the separate Agreement that contains a non-competition provision, which will be sent to you separately via DocuSign.
It is recommended that you consult a qualified financial or tax advisor before making any decisions regarding the acceptance of the terms and conditions of the awards and the disposition of the stock resulting from the vesting of these awards.
These awards help you build ownership in Pfizer and a greater stake in the Company’s future success. I have great confidence in Pfizer’s future, and I look forward to working with you toward that future.

Sincerely,

Albert Bourla
Chairman and Chief Executive Officer